UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 28, 2009

Knology, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-32647	58-2424258
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1241 O.G.Skinner Drive, West Point, Georgia		31833
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	706-645-8752

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Knology, Inc. (the "Company") has entered into Amendment No. 2, dated as of September 28, 2009 ("Amendment No. 2"), to the Amended and Restated Credit Agreement, dated as of March 14, 2007 as amended as of January 4, 2008 (the "Credit Agreement"), by and among the Company, as borrower, certain subsidiaries of the Company party thereto, as guarantors, the lenders named therein, the issuers named therein, the syndication and documentation co-agents named therein and Credit Suisse, acting through one or more of its branches, as administrative agent.

Pursuant to Amendment No. 2 (which included as Annex A an Amended and Restated Credit Agreement), certain term loan lenders have extended by two years the maturity date of an aggregate $397 million of term loans. The extended term loans will mature on June 30, 2014, and will bear an interest rate of LIBOR plus 3.50% with no LIBOR floor provisions. Also pursuant to Amendment No. 2, and among other modifications, the revolving credit facility has been increased to $35 million from $25 million and an annual, cumulative restricted payment allowance of $10 million for dividends and/or share repurchases has been added utilizing excess cash flow and subject to a maximum leverage test.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Knology, Inc.

October 5, 2009	By:	Chad Wachter

Name: Chad Wachter
Title: General Counsel